Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Second Quarter 2013 Operating Results

SAN FRANCISCO, July 29, 2013 — The Federal Home Loan Bank of San Francisco today announced that its net income for the second quarter of 2013 was $104 million, compared with net income of $91 million for the second quarter of 2012.

The increase in net income for the second quarter of 2013 reflected an increase in other income/(loss), partially offset by a decline in net interest income. Net interest income decreased to $114 million for the second quarter of 2013 from $216 million for the second quarter of 2012. This decline was due, in part, to lower average balances of advances, mortgage-backed securities, and mortgage loans; a decline in earnings on invested capital because of lower average capital balances and the lower interest rate environment; and an increase in dividends on mandatorily redeemable capital stock, which are classified as interest expense. The increase in dividends on mandatorily redeemable capital stock accounted for $29 million, or 28%, of the decline in net interest income.

Other income for the second quarter of 2013 was $36 million, compared to a loss of $82 million for the second quarter of 2012. The improvement in other income/(loss) for the second quarter of 2013 reflected a net gain associated with derivatives, hedged items, and financial instruments carried at fair value of $16 million, compared with a net loss of $55 million for the second quarter of 2012; net interest income on derivative instruments used in economic hedges, which was generally offset by net interest expense on the economically hedged assets and liabilities, of $19 million, compared with net interest expense of $7 million for the second quarter of 2012; and a de minimis credit-related other-than-temporary impairment charge on certain private-label residential mortgage-backed securities (PLRMBS), compared with a charge of $21 million for the prior-year period.

During the first six months of 2013, total assets decreased $1.3 billion, or 2%, to $85.1 billion at June 30, 2013, from $86.4 billion at December 31, 2012. Investments decreased $4.1 billion, or 10%, to $36.4 billion at June 30, 2013, from $40.5 billion at December 31, 2012. This decrease was partially offset by growth in advances, which increased $2.5 billion, or 6%, to $46.3 billion at June 30, 2013, from $43.8 billion at December 31, 2012. In total, 59 members increased their use of advances during the first six months of 2013, while 76 institutions reduced their advances borrowings.

Accumulated other comprehensive loss declined $440 million during the first six months of 2013, to $354 million at June 30, 2013, from $794 million at December 31, 2012, primarily as a result of improvement in the fair value of PLRMBS classified as available-for-sale.

As of June 30, 2013, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 11.30%, exceeding the 4.00% requirement. The Bank had $9.6 billion in regulatory capital, exceeding its risk-based capital requirement of $4.1 billion. Total retained earnings were $2.4 billion as of June 30, 2013.

The Bank repurchased $750 million in excess capital stock in the second quarter of 2013. As of June 30, 2013, the Bank’s excess capital stock totaled $4.0 billion. In light of the Bank’s strong regulatory capital position, the Bank plans to repurchase $750 million in excess capital stock on August 16, 2013. This repurchase, combined with the estimated redemption of up to $512 million in mandatorily redeemable capital stock during the third quarter, will reduce the Bank’s excess capital stock by up to $1.3 billion.

Today, the Bank’s Board of Directors declared a cash dividend on the capital stock outstanding during the second quarter of 2013 at an annualized rate of 5.14%. The Bank expects to pay the dividend (including dividends on mandatorily redeemable capital stock), which will total $97 million, on or about August 15, 2013.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	June 30, 2013	Dec. 31, 2012
Total Assets	$85,122	$86,421
Advances	46,288	43,750
Mortgage Loans Held for Portfolio, Net	1,067	1,289
Investments[1]	36,422	40,528
Consolidated Obligations:
Bonds	60,686	70,310
Discount Notes	14,156	5,209
Mandatorily Redeemable Capital Stock	3,464	4,343
Capital Stock - Class B - Putable	3,784	4,160
Unrestricted Retained Earnings	316	246
Restricted Retained Earnings	2,056	2,001
Accumulated Other Comprehensive Income/(Loss)	(354)	(794)
Total Capital	5,802	5,613

Selected Other Data at Period End
Regulatory Capital Ratio[2]	11.30%	12.44%

	Three Months Ended		Six Months Ended
Selected Operating Results for the Period	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net Interest Income	$114	$216	$241	$458
Provision for/(Reversal of) Credit Losses on Mortgage Loans	—	(2)	—	(1)
Other Income/(Loss)	36	(82)	32	(102)
Other Expense	31	34	61	66
Assessment	15	11	27	31
Net Income	$104	$91	$185	$260

Selected Other Data for the Period
Net Interest Margin[3]	0.52%	0.82%	0.56%	0.85%
Operating Expenses as a
Percent of Average Assets	0.13	0.11	0.12	0.10
Return on Average Assets	0.47	0.34	0.42	0.48
Return on Average Equity	7.11	7.23	6.36	10.53
Annualized Dividend Rate[4]	3.38	0.51	2.82	0.50
Average Equity to Average Assets Ratio	6.64	4.76	6.63	4.58

1.
Investments consist of Federal funds sold, trading securities, available-for-sale securities, held-to-maturity securities, securities purchased under agreements to resell, and loans to other Federal Home Loan Banks.

2.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of June 30, 2013, was $9.6 billion.

3.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

4.	Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend rates and other-than-temporary impairment (OTTI) charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “plans,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and OTTI of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com